International Commercial Television Inc. owns 100% of the following subsidiaries:

     - R.J.M. Ventures, Limited, a private limited company constituted under the New Zealand Companies Act 1993; and

     - Windowshoppc.com Limited, a private limited company constituted under the New Zealand Companies Act 1993.


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